Exhibit 99.1
STOCK OPTION AMENDMENT AND SPECIAL BONUS AGREEMENT
     AGREEMENT, dated as of the Effective Date (as defined on the signature page hereof), between KLA-Tencor Corporation (the “Company”) and the undersigned stock option holder (the “Optionee”).
     WHEREAS, the Company previously granted to Optionee the options identified on attached Schedule I (the “Options”) to purchase shares of the Company’s common stock under one or more of the Company’s stock option or equity incentive plans (individually, a “Plan”).
     WHEREAS, the Company and the Optionee entered into a formal Stock Option Agreement (the “Option Agreement”) evidencing each such Option.
     WHEREAS, in order to avoid adverse tax consequences under section 409A of the Internal Revenue Code, the Optionee desires to amend each of the Options to increase the exercise price per share for the unexercised portion of that Option which is subject to Section 409A and indicated as such on Schedule I (the “Covered Portion”) to the higher exercise price per share for that Option indicated on Schedule I.
     WHEREAS, in order to compensate the Optionee for the increased exercise prices to be in effect for the Covered Portions of the Options, the Company is willing to pay the Optionee a special cash bonus in a dollar amount equal to the aggregate increase in the exercise prices for the Covered Portions of the Options in the gross amount indicated as the Total Special Bonus on Schedule I.
     NOW THEREFORE, the parties hereby agree as follows:
     1. Increased Exercise Price. The exercise price per share set forth in the Option Agreement for each of the Options listed on Schedule I is hereby increased, with respect to the shares subject to the Covered Portion of that Option, to the higher exercise price per share set forth for that Option on Schedule I.
     2. Special Bonus. The Optionee is entitled to receive a cash bonus from the Company (the “Special Bonus”) in the gross dollar amount indicated as the Total Special Bonus on Schedule I, payable after January 1, 2008 and on or before the Company’s second regular payday in January 2008. However, the Special Bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, and the Optionee shall be paid only the net amount of such bonus remaining after such taxes have been withheld.
     3. Entire Agreement. This Agreement, together with the Option Agreements (to the extent not expressly amended hereby) and the applicable Plan under which each Option is outstanding, represents the entire agreement of the parties with respect to the Options, the Covered Portions thereof and the Special Bonus and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options and the Special Bonus. This Agreement may be amended at any time only by means of a writing signed by the Optionee and an authorized officer of the Company.
     5. Continuation of Option Agreements. Except for the foregoing increases to the exercise prices per share for the Covered Portions of the Options, no other terms or provisions of the Option Agreements for such Options or the applicable Plans have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below. The effective date of this Agreement (the “Effective Date”) is the later of the two dates indicated below (or the date indicated below, if both dates are the same).

KLA-TENCOR CORPORATION

By:

Title:

Date Signed:	, 2006

OPTIONEE

Print Name:

Date Signed:	, 2006